Exhibit 12.1

                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                         For the Six Months
                                                           Ended June 30,
                                                 -------------------------------
Millions of dollars                                   2003                 2002
--------------------------------------------------------------------------------
Earnings from continuing operations                  $ 386                $ 135
Provision for income taxes                             301                  135
Minority Interests                                       4                    4
Distributions less than earnings
       from equity investments                          (5)                   -
--------------------------------------------------------------------------------
         Earnings subtotal (a)                         686                  274
Fixed charges included in earnings:
   Interest expense                                     74                   94
   Distribution on convertible
       preferred securities                             16                   16
   Interest portion of rentals (b)                      11                   10
--------------------------------------------------------------------------------
         Fixed charges subtotal                        101                  120
Earnings from continuing operations
   available before fixed charges                    $ 787                $ 394
================================================================================
Fixed charges:
   Fixed charges included in earnings                $ 101                $ 120
   Capitalized interest                                 35                   19
--------------------------------------------------------------------------------
         Total fixed charges                         $ 136                $ 139
--------------------------------------------------------------------------------
Ratio of earnings from operations
   to fixed charges                                    5.8                  2.8
--------------------------------------------------------------------------------

(a)  Includes pre-tax Impairment of:                     3                   21

The ratio of earnings, excluding impairment,
       to fixed charges would be:                      5.8                  3.0

(b)  Calculated as one-third of operating rental expense.